En la Ciudad de  Guadalajara,  Jalisco a 15 de Octubre  de 1997 Mil  Novecientos
Noventa y Siete, comparecen por una parte el Lic. EULALIO TORRES MACIAS, mexicano, mayor de edad, domiciliado en esta ciudad, con su caracter de apoderado del C. ING. MANUEL PELAYO TOPETE, a quien en este contrato se designara El arrendador y el C. LIC. FERNANDO ESCOBAR ESPINOSA, mexicano, mayor de edad, que comparece en representacion de la persona juridica JPM PANTERA, S.A. DE C.V. como gerente administrativo, a quien en lo sucesivo se denominara La arrendataria, quienes manifiestan haber celebrado un contrato de arrendamiento que sujetan a las clausulas siguientes:

                               C L A U S U L A S :


     PRIMERA.- Los comparecientes manifiestan que con esta fecha han celebrado contrato de arrendamiento respecto de la finca marcada con el numero 25 de la calle Conchitas, Loma Bonita en Zapopan, Jalisco, Con una superficie de 12,672 SQ.FT. finca que obliga la arrendataria a dedicarla exclusivamente para oficinas y bodega; se incluye en este contrato la totalidad del inmueble, se integra de oficinas, bodegas, estacionamiento exterior y patio interior de maniobras.

     SEGUNDA.- Los arrendatarios manifiestan que reciben la finca materia de este a satisfaccion y se obligan a darle mantenimiento adecuado para que se conserve en buen estado, seran a su cargo las reparaciones y mejoras para adecuar el inmueble a sus necesidades, para hacer modificaciones no ordinarias se requiere el consentimiento por escrito de El arrendador; las modificaciones que se realicen en su caso, seran con cargo a La arrendataria, y al hacer la desocupacion y entrega las mejoras hechas quedaran a beneficio del inmueble.

     TERCERA.- El termino del contrato sera de cinco anos forzoso para ambas partes, inicia a surtir efectos a partir del dia 15 de Octubre de 1997, por tanto, terminara el dia 14 de Octubre del ano 2002 Dos Mil Dos. Los efectos de este contrato podran modificarse en cuanto a su duracion mediante escrito firmado por ambas partes.

     CUARTA.- Los arrendatarios se obligan a pagar por concepto de renta, la cantidad de $ 20,000.00 Veinte Mil Pesos 00/100 M.N. mensuales, mas el impuesto al valor agregado, en el domicilio de El arrendador, los pagos seran adelantados y dentro de los cinco primeros dias de cada mes; si dejare de pagarse la renta dentro de los primeros cinco dias de cada mes, la arrendataria se obliga pagar intereses a razon del tipo legal actual en la fecha de vencimiento, de la mensualidad, aumentandose 15 quince puntos porcentuales anuales, sin perjuicio de las acciones que procedan, considerandose por todo el tiempo que deje de pagar la renta pactada. En el precio del arrendamiento se considera la inversion que realizara La arrendataria para acondicionar el inmueble a sus necesidades, razon por la cual se acordo una rentabilidad que se considera por debajo de lo comun y pagara la renta desde el momento en que se le entregue el inmueble.

El contrato sera revisado anualmente y se ajustara el monto de la renta de acuerdo con los incrementos que resulten de aplicar los indices de aumentos de precios al consumidor que publica el Banco de Mexico.

A la firma de este contrato La arrendataria entregara en calidad de deposito la cantidad de: $ 20,000.00 Veinte Mil Pesos 00/100 M.N., que se devolvera al terminar el contrato, ademas cubrira el importe del primer mes de renta.

     QUINTA.- Las partes acuerdan que no podran hacerse modificaciones a la finca, ni subarrendar, salvo que se autorice por El arrendador mediante escrito que asi lo especifique.

     SEXTA.- Al vencimiento del contrato, la arrendataria se obliga a desocupar y entregar el inmueble materia del contrato, en buenas condiciones, entregara los recibos de servicios generales como agua, luz, telefono, drenaje, Etc., asi mismo se cubrira los cargos que por esos conceptos resulten una vez desocupada la finca y correspondan a periodos de tiempo en que estuvo en posesion de la misma.

     SEPTIMA.- Si al vencimiento del contrato no se hace la entrega de la finca por la arrendataria, debidamente desocupada, de no haber convenio modificatorio en cuanto al termino del contrato, la arrendataria se obliga a pagar la renta por todo el tiempo que dure en posesion del inmueble, en este supuesto la renta se calculara considerando los incrementos de acuerdo con las tablas de indices de aumentos de precios al consumidor que publica anualmente el Banco de Mexico. Sin perjuicio de las acciones que por el incumplimiento procedan.

     OCTAVA.- La C. OFELIA HERMOSILLO VILLARRUEL, que comparece a este acto, se obliga en favor de El arrendador como fiador, obligacion que durara por todo el tiempo en que la arrendataria mantenga la posesion del inmueble materia del contrato.

Leido que fue el presente las partes manifiestan estar conformes con su contenido, que ratifican firmando para constancia en union de los testigos que son vecinos de esta ciudad y habiles.


    El arrendador                                         La arrendataria



ING. MANUEL PELAYO TOPETE.                            JPM PANTERA, S.A. DE C.V.




              LIC. EULALIO TORRES MACIAS. LIC. FERNANDO ESCOBAR ESPINOSA.



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